UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2008

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 23, 2008, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors of Arbitron Inc. (the "Company") met and approved a non-equity incentive plan for the Company’s executive officers for 2008, which would be payable in early 2009 (the "Incentive Plan").

The Incentive Plan provides for an annual cash payment that is performance linked based upon the Company’s earnings per share (weighted 30%), revenue (weighted 10%), and commercialization of its Portable People MeterTM based radio ratings service (weighted 60%). The Incentive Plan provides for a target cash payment for each executive officer, expressed as a percentage of base salary. The target Incentive Plan payment for Stephen B. Morris, the Company’s Chairman, President, and Chief Executive Officer is equal to 75% of base salary. The target Incentive Plan payments for other executive officers range from 45-55% of base salary.

The Committee has discretion to authorize a greater or lesser amount in the event the 2008 goals are exceeded or are not met. In the event that the 2008 goals are achieved, the Committee also has discretion to award additional amounts based upon its evaluation of a combination of other quantitative and qualitative considerations, including stock price and achievement of fundamental organizational change, as determined by the Committee.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

January 29, 2008	By:	Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President & Chief Legal Officer, Legal & Business Affairs & Secretary